Exhibit 99.1

ENERGY TRANSFER EQUITY REPORTS RECORD

RESULTS FOR THE FOUR MONTHS ENDED DECEMBER 31ST

Dallas, Texas – February 11, 2008 – Energy Transfer Equity, L.P. (NYSE:ETE) today reported record net income of $92.7 million and Distributable Cash of $115.2 million for the four months ended December 31, 2007. ETE’s net income increased $16.0 million for the four months ended December 31, 2007 to $92.7 million as compared to $76.7 million for the four months ended December 31, 2006. Distributable Cash is a “non-GAAP measure”, as explained below.

With the previously announced change in year-end reporting to December 31, ETE has filed a transition report on Form 10-Q covering the four-month transition period that began September 1, 2007 and ended December 31, 2007. For comparison purposes, the Partnership has also presented the data for the four-month period ended December 31, 2006.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s Distributable Cash should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash. The Partnership’s principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in Energy Transfer Partners, L.P. (“ETP”). ETE currently has no other operating activities apart from those conducted by the operating subsidiaries within ETP. The Partnership defines Distributable Cash as cash distributions expected to be received from ETP in connection with the Partnership’s investments in limited and general partner interests of ETP, net of the Partnership’s expenditures for general and administrative costs and debt service. Distributable Cash is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable Cash is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measures most directly comparable to Distributable Cash are net income and cash flow from operating activities for ETE on a stand-alone basis (“Parent Company”).

The accompanying analysis of Distributable Cash is presented for the four-month periods ended December 31, 2007 and 2006 for comparative purposes.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value approaching $20 billion.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. These assets include approximately 14,000 miles of intrastate pipeline in service, with approximately 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts:

Investor Relations:

Renee Lorenz

Energy Transfer

214-981-0700

Media Relations:

Vicki Granado

Gittins & Granado

214-361-0400

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	December 31, 2007	August 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56,557	$77,350
Marketable securities	3,002	3,099
Accounts receivable, net of allowance for doubtful accounts	822,027	637,676
Accounts receivable from related companies	18,070	5,979
Inventories	361,954	192,276
Deposits paid to vendors	42,273	45,490
Prepaid expenses and other current assets	99,913	88,708

Total current assets	1,403,796	1,050,578

PROPERTY, PLANT AND EQUIPMENT, net	6,852,458	5,971,127
ADVANCES TO AND INVESTMENT IN AFFILIATES	86,167	56,564
GOODWILL	757,698	748,018
INTANGIBLES AND OTHER LONG-TERM ASSETS, net	361,975	356,802

Total assets	$9,462,094	$8,183,089

	December 31, 2007	August 31, 2007
LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$673,116	$487,834
Accounts payable to related companies	48,012	19,136
Exchanges payable	40,382	34,252
Customer advances and deposits	75,831	81,919
Accrued and other current liabilities	357,024	262,611
Current maturities of long-term debt	47,068	47,063

Total current liabilities	1,241,433	932,815

LONG-TERM DEBT, less current maturities	5,870,106	5,198,676
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	46,479	3,685
DEFERRED INCOME TAXES	199,934	198,947
OTHER NON-CURRENT LIABILITIES	12,986	13,666
MINORITY INTERESTS	2,106,819	1,882,432

COMMITMENTS AND CONTINGENCIES

Total liabilities	9,477,757	8,230,221

PARTNERS’ CAPITAL (DEFICIT):
General Partner	192	24
Limited Partners—Common Unitholders (222,829,956 and 222,828,332 units authorized, issued and outstanding at December 31, 2007 and August 31, 2007, respectively)	(4,628)	(58,918)

	(4,436)	(58,894)

Accumulated other comprehensive income (loss), per accompanying statements	(11,227)	11,762

Total partners’ deficit	(15,663)	(47,132)

Total liabilities and partners’ capital (deficit)	$9,462,094	$8,183,089

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit and unit data)

	Four Months Ended December 31,
	2007	2006
REVENUES:
Natural gas operations	$1,832,192	$1,668,667
Retail propane	471,494	409,821
Other	45,656	83,978

Total revenues	2,349,342	2,162,466

COSTS AND EXPENSES:
Cost of products sold, natural gas operations	1,343,237	1,382,473
Cost of products sold, retail propane	315,698	256,994
Cost of products sold, other	14,719	50,376
Operating expenses	221,757	173,365
Depreciation and amortization	75,406	52,840
Selling, general and administrative	61,874	43,602

Total costs and expenses	2,032,691	1,959,650

OPERATING INCOME	316,651	202,816

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(103,375)	(82,979)
Equity in earnings (losses) of affiliates	(94)	4,743
Gain on disposal of assets	14,310	2,212
Other income (expense), net	(34,734)	2,248

INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTERESTS	192,758	129,040
Income tax expense	9,949	2,155

INCOME BEFORE MINORITY INTERESTS	182,809	126,885
Minority interests	(90,132)	(50,204)

NET INCOME	92,677	76,681

GENERAL PARTNER’S INTEREST IN NET INCOME	287	290

LIMITED PARTNERS’ INTEREST IN NET INCOME	$92,390	$76,391

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.41	$0.45

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	222,829,916	170,691,287

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.41	$0.45

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	222,829,916	170,691,287

ENERGY TRANSFER EQUITY, L.P.—PARENT COMPANY

DISTRIBUTABLE CASH

(Dollars in thousands, except per unit)

(unaudited)

The following table presents the calculation and reconciliation of Distributable Cash of the Parent Company with respect to the four months ended December 31, 2007 and 2006:

	Four Months Ended December 31, 2007	Four Months Ended December 31, 2006
Distributable Cash:
Cash distributions expected from Energy Transfer Partners, L.P. associated with:
General partner interest:
Standard distribution rights	$5,110	$4,396
Incentive distribution rights	85,775	69,995
Limited partner interest:
62,500,797 common units	70,313	64,454

Total cash expected from Energy Transfer Partners, L.P.	161,198	138,845
Deduct expenses of the Parent Company on a stand-alone basis:
General and administrative expenses	(11,288)	(3,182)
Interest expense, net of amortization of financing costs, interest income, and realized gains on interest rate derivatives	(34,748)	(27,095)

Distributable Cash	$115,162	$108,568

Cash distributions to be paid to the partners of Energy Transfer Equity, L.P.:

Distribution per limited partner unit as of the end of the period	$0.5500	$0.4587

Distributions to be paid to public unitholders	52,206	41,834
Distributions to be paid to affiliates	70,350	58,668
Distributions to be paid to general partner	381	317

Total cash distributions to be paid by Energy Transfer Equity, L.P. to its limited and general partners	$122,937	$100,819

Reconciliation of Non-GAAP “Distributable Cash” to GAAP “Net Income” and GAAP “Net cash provided by operating activities” for the Parent Company on a stand-alone basis:
Net income	$92,677	$76,681
Adjustments to derive Distributable Cash:
Equity in income of unconsolidated affiliates	(168,547)	(107,586)
Quarterly distribution expected to be received from Energy Transfer Partners, L.P.	161,198	138,845
Amortization of financing costs	1,006	628
Other non-cash	23	—
Change in value of unrealized losses on interest rate derivatives that are not cash flow hedges	28,805	—

Distributable Cash	115,162	108,568

Adjustments to Distributable Cash to derive Net Cash Provided by Operating Activities:
Quarterly distribution expected to be received from Energy Transfer Partners, L.P.	(161,198)	(138,845)
Cash distribution received from Energy Transfer Partners, L.P. during the periods presented	110,878	49,906
Net changes in other operating assets and liabilities	12,518	(20,325)

Net cash provided by (used in) operating activities for Parent Company on stand-alone basis	$77,360	$(696)

(1) For the four months ended December 31, 2007, cash distributions expected to be received from Energy Transfer Partners, L.P. consists of cash distributions in respect of the four months ended December 31, 2007 payable on February 14, 2008 to holders of record on the close of business on February 1, 2008. For the four months ended December 31, 2006, cash distributions expected to be received from Energy Transfer Partners, L.P. consists of cash distributions paid on January 15, 2007 for the three months ended November 30, 2006 plus a pro rata amount of the cash distributions paid on April 13, 2007 for the three months ended February 28, 2007 allocated to the one-month period ended December 31, 2006.

(2) For the four months ended December 31, 2007, cash distributions expected to be paid from Energy Transfer Equity, L.P. consists of cash distributions in respect of the four months ended December 31, 2007 payable on February 19, 2008 to holders of record on February 1, 2008. For the four months ended December 31, 2006, cash distributions expected to be paid from Energy Transfer Equity, L.P. consists of cash distributions paid on January 19, 2007 for the three months ended November 30, 2006 plus a pro rata amount of the cash distributions paid on April 16, 2007 for the three months ended February 28, 2007 allocated to the one-month period ended December 31, 2006.